410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Reports Record Third Quarter Revenues and Strong Earnings Growth

CHICAGO-(June 8, 2026) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine- months of fiscal year 2026.

	Third Quarter			Year to Date
(in thousands, except per share amounts)	Ended April 30,			Ended April 30,
	2026	2025	Change	2026	2025	Change
Consolidated Results
Net Sales	$126,329	$115,501	9%	$364,552	$360,360	1%
Income from Operations *	$17,093	$13,904	23%	$49,740	$52,576	(5)%
Net Income	$14,526	$11,644	25%	$42,551	$40,941	4%
EBITDA †	$23,770	$20,248	17%	$69,146	$68,631	1%
Diluted EPS - Common	$1.00	$0.80	25%	$2.93	$2.81	4%
Business to Business
Net Sales	$43,841	$42,678	3%	$130,104	$134,509	(3)%
Segment Operating Income	$12,959	$13,382	(3)%	$38,392	$44,814	(14)%
Retail and Wholesale
Net Sales	$82,488	$72,823	13%	$234,448	$225,851	4%
Segment Operating Income	$11,299	$9,709	16%	$34,470	$34,414	—%
* Comprised of Consolidated Operating Income less unallocated corporate expenses.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.
Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am pleased to announce that after two consecutive quarters of challenging year-over-year comparisons, our recent results surpassed the prior year. Record third quarter consolidated net sales grew 9% and, combined with disciplined expense management, drove a 25% increase in net income despite inflationary pressure on cost of goods sold. Substantial cash generation also enabled us to continue returning value to our shareholders. While the ongoing conflict in the Middle East has contributed to broad market volatility, it did not have a material impact on our results for the third quarter. As we move into the final three months of our fiscal year, we expect to achieve our annual plan and surpass last year’s net income, although ongoing geopolitical unrest and related increases in transportation and input costs could create headwinds that may affect our ability to do so.”

Consolidated Results
As previously reported, the Company was impacted by Winter Storm Fern in January 2026, which disrupted Oil-Dri’s supply chain and affected customers’ ability to receive or pick up orders. Following the storm, operations recovered quickly, and service levels remained strong. During the third quarter of fiscal year 2026, the Company achieved fill rates of 99.9%, reflecting operational resilience. As a result, our backlog declined by $2.2 million from the end of the prior quarter, causing a shift in revenue recognition into the third quarter of fiscal year 2026.

Consolidated net sales for the three months ended April 30, 2026 reached $126.3 million, up 9% from the prior year period. Higher revenues were achieved across both the Business to Business ("B2B") and Retail & Wholesale ("R&W") Products Groups, with elevated cat litter demand driving the majority of the growth.

Consolidated gross profit for the third quarter of fiscal year 2026 was $33.7 million, an increase of 2% over the prior year. Gross margins were 26.7% in the third quarter of fiscal year 2026 compared to 28.6% in the same period in fiscal year 2025. A 6% increase in per ton domestic cost of goods sold contributed to the erosion in margin.

Selling, general and administrative ("SG&A") expenses were $16.6 million during the third quarter of fiscal year 2026 compared to $19.1 million in the prior year. This $2.5 million, or 13%, decline primarily resulted from a lower corporate bonus accrual.

Consolidated income from operations was $17.1 million in the third quarter of fiscal year 2026, or 23% greater than the same period in fiscal year 2025. Higher sales coupled with lower SG&A expenses were partially offset by elevated per ton cost of goods sold.

Total other income, net was $800,000 for the three months ended April 30, 2026, compared to $300,000 in the same period last year.

During the third quarter of fiscal 2026, income tax expense rose to $3.4 million from $2.6 million in the prior-year period, driven by higher pre-tax income.

Consolidated net income for the third quarter of fiscal year 2026 was $14.5 million versus $11.6 million last year, representing a 25% improvement over the prior year.

Cash and cash equivalents for the three month period ended April 30, 2026 totaled $62.9 million compared to $50.5 million at the end of fiscal year 2025. Significant uses of cash during the third quarter of fiscal 2026 include capital investments for manufacturing infrastructure improvements and dividends.

Product Group Review
The B2B Products Group’s third quarter fiscal year 2026 revenues were $43.8 million, up 3% from the prior year. Year-over-year topline growth was generated by the Company’s agricultural and animal health businesses, while revenues from fluids purification products declined slightly. Sales of agricultural products reached $12.4 million, a 7% increase over last year, driven by elevated demand from new and existing customers and from order timing. Amlan International, Oil-Dri’s animal health business, reported sales of $6.4 million during the third quarter of fiscal 2026, up 10% over the prior year. This improvement was attributable to higher volumes, including additional demand from new end-user accounts gained during the year, as well as from the successful recovery of a portion of a distributor’s previously lost sales from a key customer. Revenues from fluids purification products totaled $25.0 million in the third quarter of fiscal year 2026, reflecting a relatively steady performance, albeit a decrease of 1% from the prior year.

SG&A expenses within the B2B Products Group for the third quarter of fiscal year 2026 remained flat compared to the same period last year.

Operating income for the B2B Products Group was $13.0 million in the third quarter of fiscal year 2026 compared to $13.4 million in the prior year period, reflecting a decrease of 3%. Higher net sales were offset by elevated cost of goods sold.

The R&W Products Group delivered record sales of $82.5 million in the third quarter of fiscal year 2026, up 13% from the prior year. Gains were primarily driven by higher revenues from cat litter, and to a lesser extent, from industrial and sports products. Domestic cat litter sales, excluding co-packaged products, totaled $57.9 million for the third quarter of fiscal year 2026, up 10% from the prior year period. This improvement was primarily due to higher demand and the shift of orders into the third quarter caused by delays from Winter Storm Fern. Crystal cat litter volumes reached record levels, and sales of lightweight and coarse litter products increased over the prior year. In addition, co-packaged cat litter sales surged 94% to a new record high in the third quarter, supported by an expanded product portfolio that now includes lightweight litter. These results are consistent with 13-week retail data ended April 18, 2026¹, which showed that the lightweight litter segment again outperformed the overall cat litter category. Domestic industrial and sports products achieved record sales of $12.7 million for the third quarter of fiscal year 2026, up 3% from the third quarter of fiscal year 2025. Growth was driven by pricing actions to offset higher costs. The Company’s Canadian subsidiary reported a 2% revenue increase in the third quarter of fiscal year 2026 compared to the same period last year.

During the third quarter of fiscal 2026, SG&A expenses within the R&W Products Group decreased by $500,000, or 9%, from the prior year, primarily due to the timing of advertising spending.

Operating income for the R&W Products Group was $11.3 million in the third quarter of fiscal year 2026, an increase of 16% compared to the same period last year. Higher sales and decreased SG&A expenses drove this improvement.

The Company will host its third quarter fiscal year 2026 earnings discussion virtually via a live webcast on Tuesday, June 9, 2026 at 10:00 a.m. Central Time. Participation details are available on the Company’s website’s Events page.

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“Oil-Dri” and “Amlan” are registered trademarks of Oil-Dri Corporation of America and its subsidiaries.

1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week period ended April 18, 2026, for the U.S. xAOC+Pet Supers market. Copyright © 2026 NielsenIQ.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may constitute forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts, assumptions and projections about future events, our future performance, the future of our business, our plans and strategies, projections, anticipated trends, the economy and other future developments and their potential effects on us. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and variations of such words and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements, including, but not limited to, those described in our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”), we provide certain non-GAAP financial measures in this press release as supplemental financial metrics. In particular, EBITDA is a non-GAAP financial measure provided herein. We provide a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

The non-GAAP financial measures we use may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared and reported in accordance with GAAP. We believe that certain non-GAAP measures may be helpful to investors and others in understanding and evaluating our operating results, and we urge investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included in this release, and not to rely on any single financial measure to evaluate our business.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Third Quarter Ended April 30,
	2026	% of Sales	2025	% of Sales
Net Sales	$126,329	100.0%	$115,501	100.0%
Cost of Goods Sold	(92,601)	(73.3)%	(82,479)	(71.4)%
Gross Profit	33,728	26.7%	33,022	28.6%
Selling, General and Administrative Expenses	(16,635)	(13.2)%	(19,118)	(16.6)%
Operating Income	17,093	13.5%	13,904	12.0%
Other Income, Net	818	0.6%	344	0.3%
Income Before Income Taxes	17,911	14.2%	14,248	12.3%
Income Taxes Expense	(3,385)	(2.7)%	(2,604)	(2.3)%
Net Income	14,526	11.5%	11,644	10.1%

Earnings Per Share: Basic Common	$1.08		$0.86
Basic Class B	$0.81		$0.65
Diluted Common	$1.00		$0.80
Diluted Class B	$0.81		$0.65
Avg Shares Outstanding: Basic Common	9,848		9,907
Basic Class B	4,048		4,002
Diluted Common	13,896		13,909
Diluted Class B	4,048		4,002

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Nine Months Ended April 30,
	2026	% of Sales	2025	% of Sales
Net Sales	$364,552	100.0%	$360,360	100.0%
Cost of Goods Sold	(263,027)	(72.2)%	(252,110)	(70.0)%
Gross Profit	101,525	27.8%	108,250	30.0%
Selling, General and Administrative Expenses	(51,785)	(14.2)%	(55,674)	(15.4)%
Income from Operations	49,740	13.6%	52,576	14.6%
Other Income (Expense), Net	1,659	0.5%	(1,866)	(0.5)%
Income Before Income Taxes	51,399	14.1%	50,710	14.1%
Income Taxes Expense	(8,848)	(2.4)%	(9,769)	(2.7)%
Net Income	42,551	11.7%	40,941	11.4%

Earnings Per Share: Basic Common	$3.15		$3.03
Basic Class B	$2.37		$2.28
Diluted Common	$2.93		$2.81
Diluted Class B	$2.37		$2.28
Avg Shares Outstanding: Basic Common	9,884		9,882
Basic Class B	4,035		3,991
Diluted Common	13,919		13,873
Diluted Class B	4,035		3,991

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of April 30,	As of July 31,
	2026	2025
Current Assets
Cash and Cash Equivalents	$62,941	$50,458
Accounts Receivable, Net	75,772	69,370
Inventories, Net	52,420	51,594
Prepaid Expenses and Other Assets	5,212	5,961
Total Current Assets	196,345	177,383
Property, Plant and Equipment, Net	150,799	149,704
Other Assets	61,646	64,590
Total Assets	$408,790	$391,677

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	13,848	16,808
Dividends Payable	2,750	2,444
Other Current Liabilities	42,322	48,935
Total Current Liabilities	59,920	69,187
Noncurrent Liabilities
Long-term debt	38,847	38,817
Other Noncurrent Liabilities	24,797	24,613
Total Noncurrent Liabilities	63,644	63,430
Stockholders' Equity	285,226	259,060
Total Liabilities and Stockholders' Equity	$408,790	$391,677

Book Value Per Share Outstanding	$20.49	$18.66

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Nine Months Ended
	April 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$42,551	$40,941
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	17,186	16,391
Increase in Accounts Receivable	(6,203)	(3,816)
Increase in Inventories	(766)	(2,547)
Decrease in Prepaid Expenses	463	1,234
(Decrease) Increase in Accounts Payable	(641)	495
Decrease in Accrued Expenses	(5,529)	(2,268)
Other	6,147	4,558
Total Adjustments	10,657	14,047
Net Cash Provided by Operating Activities	53,208	54,988

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(20,918)	(24,483)
Acquisition of Business	—	(115)
Proceeds from sale of property, plant and equipment	—	89
Net Dispositions of Investment Securities	312	—
Net Cash Used in Investing Activities	(20,606)	(24,509)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Revolving Credit Facility	—	(10,000)
Dividends Paid	(7,626)	(6,290)
Purchases of Treasury Stock	(12,537)	(2,233)
Net Cash Used In Financing Activities	(20,163)	(18,523)

Effect of exchange rate changes on Cash and Cash Equivalents	44	38

Net Decrease in Cash and Cash Equivalents	12,483	11,994
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	50,458	24,481
Cash, Cash Equivalents and Restricted Cash, End of Period	$62,941	$36,475

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Third Quarter		Year to Date
	Ended April 30,		Ended April 30,
	2026	2025	2026	2025
GAAP: Net Income	$14,526	$11,644	$42,551	$40,941
Depreciation and Amortization	$5,708	$5,574	$17,186	$16,391
Interest Expense	$537	$548	$1,648	$1,888
Interest Income	$(386)	$(122)	$(1,087)	$(358)
Income Tax Expense	$3,385	$2,604	$8,848	$9,769
EBITDA	$23,770	$20,248	$69,146	$68,631